Report of Independent
Accountants


December 30, 1998



To the Board of Directors and Shareholders of ASM Index 30 Fund, Inc. (the "Fund")

In our opinion, the accompanying statement of
 assets and liabilities, including the portfolio of investments, and the related statements of operations and changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Fund at October 31, 1998, the results of its operations for the year then ended, the changes in its net assets for each of the two years then ended and the financial highlights for each of the five years then ended, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. The financial highlights before restatement for the years ended October 31, 1995 and 1994 were audited by other auditors, whose report dated December 27, 1995 expressed an unqualified opinion. We also audited the adjustments described in Note 4 that were applied to restate the expense ratios included in the financial highlights for the years ended October 31, 1995 and 1994. In our opinion such adjustments are appropriate and have been properly applied. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities owned at October 31, 1998 by correspondence with the custodian, provide a reasonable basis for the opinion expressed above.

As disclosed in Note 5 to the financial statements, the Fund terminated its present investment advisory agreement and is considering alternative arrangements for managing the Fund. These alternatives could include entering a new investment advisory agreement, reorganizing the Fund with another fund in a tax free reorganization, or in the absence of such options, terminating the Fund and distributing its assets to the shareholders. Any of these alternatives could result in a material change in the Fund's future investment objectives, operations, or expense ratios. No adjustments have been made to the financial statements as a result of this matter.